Exhibit 99.1

Expedia Group Reports Second Quarter 2022 Results
SEATTLE, WA – August 4, 2022 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the second quarter ended June 30, 2022.

“We are very pleased with our financial performance this quarter. Lodging bookings reached a record high, and we posted our highest ever second quarter revenue and adjusted EBITDA. These were even more noteworthy given the simplification efforts we undertook two years ago including the sale of our Egencia corporate travel business.” said Peter Kern, Vice Chairman and CEO, Expedia Group. “Despite the disruptions during the summer travel season and an uncertain macroeconomic backdrop, travel demand has remained strong. We continue to focus our energy on improving our technology for our travelers and partners and attracting more valuable customers through direct relationships. These actions, along with prior actions to drive efficiency, put us in a better position to withstand any further macroeconomic headwinds should they arise.”

Key Highlights
•Lodging bookings were the highest in the company's history, while revenue and adjusted EBITDA were the highest for any second quarter.
•Lodging gross bookings were up 8% versus the second quarter 2019.
•Revenue was $3.2 billion, up 51% versus the second quarter 2021 and up 1% versus the second quarter 2019.
•Net loss was $185 million and adjusted net income was $310 million. Adjusted EBITDA was $648 million, up 14% versus the second quarter 2019.
•On May 30th, the Company completed the early redemption of its $500 million Senior Notes due December 2023. On June 13th, the Company completed the early redemption of its $500 million Senior Notes due August 2024. Since May 2021, the Company has repaid over $2.9 billion of net debt and preferred equity.
Financial Summary & Operating Metrics ($ millions except per share amounts)(1)

	Expedia Group, Inc.
Metric	Q2 2022	Q2 2021	Δ Y/Y
Booked room nights	82.5	68.4	21%
Stayed room nights	79.1	56.6	40%
Gross bookings	$26,139	$20,815	26%
Revenue	3,181	2,111	51%
Operating income (loss)	345	(132)	NM
Net income (loss) attributable to Expedia Group common stockholders	(185)	(301)	(39)%
Diluted earnings (loss) per share	$(1.17)	$(2.02)	(42)%
Adjusted EBITDA(2)	648	201	223%
Adjusted net income (loss)(2)	310	(169)	NM
Adjusted EPS(2)	$1.96	$(1.13)	NM
Free cash flow(2)	1,469	2,331	(37)%

(1)All comparisons are against comparable period of 2021 unless otherwise noted.
(2)"Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 11-18 herein for an explanation and reconciliation of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, CarRentals.com™, Expedia® Cruises™, and Traveldoo®. Results include the related international points of sale for all brands. In April 2021, we completed the sale of Classic Vacations®, and in November 2021 we completed the sale of Egencia®, which is included in results through the date of its sale. All amounts shown are in U.S. dollars.

Gross Bookings & Revenue
Gross Bookings & Revenue by Segment ($ millions)

	Gross Bookings
	Second Quarter
	2022	2021	Δ%
Gross Bookings	$26,139	$20,815	26%

	Revenue
	Second Quarter
	2022	2021	Δ%
Retail	$2,420	$1,715	41%
B2B	650	305	113%
Expedia Group (excluding trivago)	$3,070	$2,020	52%
trivago	154	115	34%
Intercompany eliminations	(43)	(24)	76%
Total	$3,181	$2,111	51%

For the second quarter of 2022, total gross bookings increased 26%, compared to the second quarter of 2021, as travel demand further improved and gross bookings improved for lodging, air and other travel products. Gross bookings for lodging, air, and other travel products improved sequentially from the first quarter of 2022.

Total revenue increased 51%, compared to the second quarter of 2021. Retail, B2B, and trivago segment revenue all increased compared to the second quarter of 2021.

Product & Services Detail
Revenue by Service Type ($ millions)

	Revenue
	Second Quarter
	2022	2021	Δ%
Lodging	$2,400	$1,533	57%
Air	95	78	22%
Advertising and media	213	161	33%
Other	473	339	39%
Total	$3,181	$2,111	51%

As a percentage of total revenue in the second quarter of 2022, lodging accounted for 75%, advertising and media accounted for 7%, air accounted for 3%, and all other revenues accounted for the remaining 15%.

Lodging revenue increased 57% in the second quarter of 2022, compared to the second quarter of 2021, driven by a 40% increase in room nights stayed across hotels and alternative accommodations, as well as a 9% increase in stayed average daily rates ("ADRs").

Air revenue increased 22% in the second quarter of 2022, compared to the second quarter of 2021, primarily driven by a 21% growth in revenue per ticket, as air travel demand remained stable despite higher airfares.

Advertising and media revenue increased 33% in the second quarter of 2022, compared to the second quarter of 2021, driven by increases from both Expedia Group Media Solutions and trivago. Other revenue increased 39% in the second quarter of 2022, driven by growth from both travel insurance and car products.

Costs and Expenses ($ millions)

	Costs and Expenses			As a % of Revenue
	Second Quarter			Second Quarter
	2022	2021	Δ%	2022	2021	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$419	$374	12%	13.2%	17.7%	(456)
Selling and marketing - direct	1,549	1,002	55%	48.7%	47.5%	122
Selling and marketing - indirect	167	197	(15)%	5.3%	9.4%	(409)
Selling and marketing	1,716	1,199	43%	53.9%	56.8%	(287)
Technology and content	284	276	3%	8.9%	13.1%	(417)
General and administrative	189	184	3%	6.0%	8.7%	(275)
Total GAAP costs and expenses	$2,608	$2,033	28%	82.0%	96.3%	(1,434)

Adjusted Expenses - Expedia Group
Cost of revenue*	$416	$368	13%	13.1%	17.4%	(437)
Selling and marketing - direct	1,549	1,002	55%	48.7%	47.5%	122
Selling and marketing - indirect*	150	165	(9)%	4.7%	7.8%	(310)
Selling and marketing*	1,699	1,167	46%	53.4%	55.3%	(187)
Technology and content*	257	244	5%	8.1%	11.6%	(351)
General and administrative*	143	134	7%	4.5%	6.4%	(185)
Total adjusted costs and expenses	$2,515	$1,913	31%	79.1%	90.7%	(1,161)

Adjusted Expenses - Expedia Group (excluding trivago)**
Cost of revenue*	$412	$364	13%	13.4%	18.0%	(461)
Selling and marketing*	1,646	1,107	49%	53.6%	54.8%	(119)
Technology and content*	245	231	6%	8.0%	11.4%	(347)
General and administrative*	135	126	7%	4.4%	6.3%	(186)
Total adjusted costs and expenses excluding trivago	$2,438	$1,828	33%	79.4%	90.5%	(1,113)
Note: Some numbers may not add due to rounding.                                                *Adjusted expenses are non-GAAP measures. See pages 11-18 herein for a description and reconciliation to the corresponding GAAP measures.
**Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Cost of Revenue
•For the second quarter of 2022, total GAAP and adjusted cost of revenue increased 12% and 13%, respectively, compared to the second quarter of 2021, driven by higher merchant processing fees, customer service costs, and cloud costs as a result of increased transaction volume which offset lower personnel costs related to the sale of Egencia in November 2021.
Selling and Marketing
•For the second quarter of 2022, total GAAP and adjusted selling and marketing expense increased 43% and 46%, respectively, compared to the second quarter of 2021, primarily due to a $547 million increase in direct costs driven by an increase in spend across all main marketing channels as well as an increase in B2B partner commissions. Total GAAP and adjusted indirect selling and marketing expenses, decreased 15% and 9%, respectively compared to the second quarter of 2021. The decrease in indirect marketing expense was driven by lower personnel costs related to the sale of Egencia in November 2021.
Technology and Content
•For the second quarter of 2022, total GAAP and adjusted technology and content expense increased 3% and 5%, respectively, compared to the second quarter of 2021, due to an increase in personnel costs. The year-over-year increase in GAAP technology and content expense was offset by lower stock-based compensation.
General and Administrative
•For the second quarter of 2022, total GAAP and adjusted general and administrative expense increased 3% and 7%, respectively, compared to the second quarter of 2021, due to an increase in personnel costs. The year-over-year increase in GAAP general and administrative expense was offset by lower stock-based compensation.

Net Income (Loss) Attributable to Expedia Group and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	Second Quarter
	2022	2021	Δ%
Retail	$582	$316	84%
B2B	156	(4)	NM
Unallocated overhead costs	(123)	(116)	6%
Expedia Group (excluding trivago)	$615	$196	215%
trivago(1)	33	5	534%
Total Adjusted EBITDA	$648	$201	223%

Net loss attributable to Expedia Group common stockholders(2)	$(185)	$(301)	(39)%
(1) trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group. (2) Expedia Group does not calculate or report net income (loss) by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 11-19 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.

Depreciation and Amortization
Depreciation and amortization decreased 4% in the second quarter of 2022, compared to the second quarter of 2021, driven by lower amortization of certain intangibles.
Interest and Other
Consolidated interest income increased $9 million in the second quarter of 2022 compared to the second quarter of 2021, as a result of higher rates of return. Consolidated interest expense decreased $10 million in the second quarter of 2022, as a result of interest expense related to senior notes outstanding in the prior year that were redeemed in the first half of 2022.

Consolidated other, net was a loss of $385 million in the second quarter of 2022, compared to a loss of $10 million in the second quarter of 2021, primarily driven by mark-to-market losses on minority equity investments in American Express Global Business Travel ("GBT") and Despegar.

Income Taxes
The GAAP effective tax rate was a 46% expense on a pre-tax loss in the second quarter of 2022, compared to a 21% benefit on a pre-tax loss in the second quarter of 2021. The change in the effective tax rate was primarily due to nondeductible mark-to-market adjustments as well as other discrete items.

The effective tax rate on pretax adjusted net income was 21% in the second quarter of 2022, compared to (114)% in the second quarter of 2021. The change in effective tax rate was primarily due to the increase in pretax adjusted net income and discrete items.

Balance Sheet, Cash Flows and Capitalization
For the three months ended June 30, 2022, consolidated net cash provided by operating activities was approximately $1.6 billion. Consolidated free cash flow totaled $1.5 billion, a decrease of $0.9 billion, compared to the prior year, primarily due to a decrease in cash provided by operating activities related to changes in working capital, which was partially offset by an improvement in Adjusted EBITDA.

Cash, cash equivalents and short-term investments totaled $5.6 billion at June 30, 2022 compared to $4.3 billion at December 31, 2021. The increase was primarily driven by cash provided by operating activities. Restricted cash and cash equivalents, which primarily consist of traveler deposits for Vrbo bookings, was $2.8 billion at June 30, 2022 compared to $1.7 billion at December 31, 2021. Prepaid expenses and other current assets was $1.2 billion at June 30, 2022 compared to $827 million at December 31, 2021.

Deferred merchant bookings totaled approximately $10.0 billion at June 30, 2022, including approximately $855 million in deferred loyalty rewards compared to $5.7 billion at December 31, 2021, including approximately $800 million in deferred loyalty rewards. The trends in deferred merchant bookings reflect the seasonality of our business, deferred merchant bookings increase in the lead-up to the peak travel season and decrease as stays occur during the summer months.

As of June 30, 2022, Expedia Group had stock-based awards outstanding representing approximately 11 million shares of Expedia Group common stock, consisting of approximately 7 million restricted stock units, ("RSUs") and performance share units, ("PSUs") in addition to stock options to purchase approximately 4 million shares of common stock with a weighted average exercise price of $134.89 and weighted average remaining life of 3.9 years.

On May 30, 2022, Expedia Group redeemed all of the $500 million of outstanding aggregate principal amount of the Company’s 3.6% Notes due December 2023. On June 13, 2022, Expedia Group redeemed all of the $500 million of outstanding aggregate principal amount of the Company’s 4.5% Notes due August 2024. As a result of these redemptions, we recognized a loss on debt extinguishment of $24 million, which primarily included the payment of early payment premiums as well as the write-off of unamortized discount and debt issuance costs.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021

Revenue	$3,181	$2,111	$5,430	$3,357
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	419	374	790	685
Selling and marketing (1)	1,716	1,199	3,055	1,863
Technology and content (1)	284	276	554	523
General and administrative (1)	189	184	375	340
Depreciation and amortization	197	205	394	414
Impairment of intangible assets	29	—	29	—
Legal reserves, occupancy tax and other	2	(8)	23	(9)
Restructuring and related reorganization charges	—	13	—	42
Operating income (loss)	345	(132)	210	(501)
Other income (expense):
Interest income	10	1	13	3
Interest expense	(73)	(83)	(154)	(181)
Loss on debt extinguishment	(24)	—	(24)	(280)
Other, net	(385)	(10)	(380)	(15)
Total other expense, net	(472)	(92)	(545)	(473)
Loss before income taxes	(127)	(224)	(335)	(974)
Provision for income taxes	(58)	47	27	216
Net loss	(185)	(177)	(308)	(758)
Net loss attributable to non-controlling interests	—	5	1	8
Net loss attributable to Expedia Group, Inc.	(185)	(172)	(307)	(750)
Preferred stock dividend	—	(22)	—	(50)
Loss on redemption of preferred stock	—	(107)	—	(107)
Net loss attributable to Expedia Group, Inc. common stockholders	$(185)	$(301)	$(307)	$(907)

Loss per share attributable to Expedia Group, Inc. available to common stockholders
Basic	$(1.17)	$(2.02)	$(1.96)	$(6.16)
Diluted	(1.17)	(2.02)	(1.96)	(6.16)
Shares used in computing earnings (loss) per share (000's):
Basic	157,290	149,093	156,831	147,148
Diluted	157,290	149,093	156,831	147,148

(1) Includes stock-based compensation as follows:
Cost of revenue	$3	$6	$6	$11
Selling and marketing	17	32	32	49
Technology and content	27	32	54	59
General and administrative	46	50	91	84

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,568	$4,111
Restricted cash and cash equivalents	2,756	1,694
Short-term investments	26	200
Accounts receivable, net of allowance of $62 and $65	2,173	1,264
Income taxes receivable	105	85
Prepaid expenses and other current assets	1,158	827
Total current assets	11,786	8,181
Property and equipment, net	2,163	2,180
Operating lease right-of-use assets	378	407
Long-term investments and other assets	1,151	1,450
Deferred income taxes	825	766
Intangible assets, net	1,306	1,393
Goodwill	7,135	7,171
TOTAL ASSETS	$24,744	$21,548

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,548	$1,333
Accounts payable, other	1,178	688
Deferred merchant bookings	10,041	5,688
Deferred revenue	173	166
Income taxes payable	36	16
Accrued expenses and other current liabilities	861	824
Current maturities of long-term debt	—	735
Total current liabilities	13,837	9,450
Long-term debt, excluding current maturities	6,727	7,715
Deferred income taxes	45	58
Operating lease liabilities	334	360
Other long-term liabilities	420	413
Commitments and contingencies
Stockholders’ equity:
Common stock: $.0001 par value; Authorized shares: 1,600,000	—	—
Shares issued: 276,967 and 274,661; Shares outstanding: 152,024 and 150,125
Class B common stock: $.0001 par value; Authorized shares: 400,000	—	—
Shares issued: 12,800 and 12,800; Shares outstanding: 5,523 and 5,523
Additional paid-in capital	14,549	14,229
Treasury stock - Common stock and Class B, at cost; Shares 132,220 and 131,813	(10,331)	(10,262)
Retained earnings (deficit)	(2,068)	(1,761)
Accumulated other comprehensive income (loss)	(240)	(149)
Total Expedia Group, Inc. stockholders’ equity	1,910	2,057
Non-redeemable non-controlling interests	1,471	1,495
Total stockholders’ equity	3,381	3,552
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,744	$21,548

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six months ended June 30,
	2022	2021
Operating activities:
Net loss	$(308)	$(758)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	351	361
Amortization of intangible assets	43	53
Impairment of intangible assets	29	—
Amortization of stock-based compensation	183	203
Deferred income taxes	(83)	(241)
Foreign exchange loss on cash, restricted cash and short-term investments, net	109	20
Realized loss on foreign currency forwards	75	12
(Gain) loss on minority equity investments, net	352	(4)
Loss on debt extinguishment	24	280
Other, net	(19)	6
Changes in operating assets and liabilities:
Accounts receivable	(921)	(729)
Prepaid expenses and other assets	(330)	(614)
Accounts payable, merchant	214	556
Accounts payable, other, accrued expenses and other liabilities	539	353
Tax payable/receivable, net	(1)	2
Deferred merchant bookings	4,354	5,184
Deferred revenue	8	—
Net cash provided by operating activities	4,619	4,684
Investing activities:
Capital expenditures, including internal-use software and website development	(315)	(351)
Purchases of investments	(60)	(1)
Sales and maturities of investments	200	12
Proceeds from initial exchange of cross-currency interest rate swaps	337	—
Payments for initial exchange of cross-currency interest rate swaps	(337)	—
Other, net	(73)	(73)
Net cash used in investing activities	(248)	(413)
Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	—	1,964
Payment of long-term debt	(1,724)	(1,706)
Debt extinguishment costs	(20)	(258)
Redemption of preferred stock	—	(618)
Purchases of treasury stock	(69)	(85)
Payment of preferred stock dividends	—	(50)
Proceeds from exercise of equity awards and employee stock purchase plan	114	379
Other, net	12	(4)
Net cash used in financing activities	(1,687)	(378)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(165)	(26)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	2,519	3,867
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	5,805	4,138
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$8,324	$8,005
Supplemental cash flow information
Cash paid for interest	$167	$192
Income tax payments, net	56	16

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2019				2020				2021				2022		Y/Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Growth
Gross bookings by business model
Agency	$17,352	$16,112	$14,585	$11,956	$9,823	$1,363	$3,530	$3,405	$6,737	$10,362	$8,855	$8,325	$11,346	$12,773	23%
Merchant	12,057	12,180	12,342	11,289	8,062	1,350	5,101	4,162	8,685	10,453	9,870	9,138	13,066	13,366	28%
Total	$29,409	$28,292	$26,927	$23,245	$17,885	$2,713	$8,631	$7,567	$15,422	$20,815	$18,725	$17,463	$24,412	$26,139	26%

Revenue by segment
Retail	$1,901	$2,333	$2,613	$1,961	$1,582	$463	$1,246	$702	$1,025	$1,715	$2,351	$1,730	$1,740	$2,420	41%
B2B	556	657	731	635	485	68	203	186	184	305	490	481	432	650	113%
Corporate (Bodybuilding.com)	—	—	24	34	39	20	—	—	—	—	—	—	—	—	NM
Expedia Group (excluding trivago)	$2,457	$2,990	$3,368	$2,630	$2,106	$551	$1,449	$888	$1,209	$2,020	$2,841	$2,211	$2,172	$3,070	52%
trivago	237	251	279	171	154	18	70	38	46	115	163	99	116	154	34%
Intercompany eliminations	(85)	(88)	(89)	(54)	(51)	(3)	(15)	(6)	(9)	(24)	(42)	(31)	(39)	(43)	76%
Total	$2,609	$3,153	$3,558	$2,747	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	$2,279	$2,249	$3,181	51%

Revenue by geography
Domestic*	$1,476	$1,838	$1,982	$1,573	$1,317	$463	$1,033	$698	$1,001	$1,736	$2,177	$1,655	$1,656	$2,208	27%
International*	1,133	1,315	1,576	1,174	892	103	471	222	245	375	785	624	593	973	159%
Total	$2,609	$3,153	$3,558	$2,747	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	$2,279	$2,249	$3,181	51%

Revenue by business model
Agency	$842	$1,047	$1,177	$816	$562	$105	$329	$271	$323	$573	$800	$611	$566	$808	41%
Merchant	1,435	1,758	1,980	1,590	1,340	368	1,032	521	796	1,338	1,923	1,480	1,485	2,125	59%
Advertising & media and other	332	348	401	341	307	93	143	128	127	200	239	188	198	248	24%
Total	$2,609	$3,153	$3,558	$2,747	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	$2,279	$2,249	$3,181	51%

Adjusted EBITDA by segment
Retail	$208	$561	$889	$513	$36	$(191)	$440	$13	$106	$316	$879	$481	$188	$582	84%
B2B	79	135	155	101	32	(123)	(47)	(52)	(57)	(4)	74	97	80	156	NM
Unallocated overhead costs	(135)	(148)	(144)	(165)	(143)	(106)	(96)	(117)	(103)	(116)	(116)	(119)	(120)	(123)	6%
Expedia Group (excluding trivago)	$152	$548	$900	$449	$(75)	$(420)	$297	$(156)	$(54)	$196	$837	$459	$148	$615	215%
trivago	24	20	12	29	(1)	(16)	7	(4)	(4)	5	18	20	25	33	534%
Total	$176	$568	$912	$478	$(76)	$(436)	$304	$(160)	$(58)	$201	$855	$479	$173	$648	223%

Net income (loss) attributable to Expedia Group common stockholders	$(103)	$183	$409	$76	$(1,301)	$(753)	$(221)	$(412)	$(606)	$(301)	$362	$276	$(122)	$(185)	(39)%

Worldwide lodging (merchant & agency)
Booked room nights	103.9	100.8	101.3	86.3	58.5	12.2	41.1	33.3	54.0	68.4	65.4	59.7	77.0	82.5
Booked room night growth	9%	10%	11%	9%	(44)%	(88)%	(59)%	(61)%	(8)%	462%	59%	79%	43%	21%
Booked ADR growth	(2)%	(1)%	—%	—%	(2)%	(14)%	2%	4%	34%	49%	21%	23%	4%	3%

	2019				2020				2021				2022		Y/Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Growth
Stayed room nights	80.8	100.1	116.5	91.6	69.4	19.2	48.8	36.1	37.1	56.6	77.8	62.9	56.5	79.1
Stayed room night growth	9%	12%	11%	11%	(14)%	(81)%	(58)%	(61)%	(47)%	196%	59%	74%	52%	40%
Stayed ADR growth	(1)%	—%	(1)%	—%	2%	1%	8%	2%	8%	21%	19%	23%	20%	9%
Revenue per night growth	(2)%	1%	—%	(1)%	6%	15%	14%	6%	10%	7%	17%	24%	17%	12%
Lodging revenue growth	7%	12%	11%	9%	(9)%	(78)%	(52)%	(58)%	(41)%	215%	87%	116%	78%	57%

Worldwide air (merchant & agency)
Tickets sold growth	11%	10%	8%	—%	(26)%	(85)%	(74)%	(69)%	(50)%	299%	132%	92%	48%	1%
Airfare growth	(1)%	1%	—%	1%	(5)%	(35)%	(36)%	(31)%	(26)%	30%	31%	32%	39%	35%
Revenue per ticket growth	(7)%	(7)%	(10)%	(9)%	(41)%	NM	(48)%	(35)%	(10)%	NM	(2)%	(12)%	1%	21%
Air revenue growth	3%	2%	(3)%	(8)%	(56)%	NM	(87)%	(80)%	(55)%	NM	128%	68%	50%	22%

Notes:
•All comparisons are against comparable period of prior year unless otherwise noted.
•Advertising & Media Revenue includes third party revenue from trivago. All trivago revenue is classified as international.
•Corporate includes product revenue subsequent to our acquisition of Bodybuilding.com in July 26, 2019 through its sale in May 2020.
•B2B includes Egencia through its sale in November 2021.
•Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers
*Domestic refers to U.S. point-of-sale transactions, while International refers to non-U.S. point-of-sale transactions

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Retail: The Retail segment, which consists of the aggregation of operating segments, provides a full range of travel and advertising services to our worldwide customers through a variety of consumer brands including: Expedia.com and Hotels.com in the United States, localized Expedia and Hotels.com websites throughout the world, Vrbo, Orbitz, Travelocity, Wotif Group, ebookers, Hotwire.com, CarRentals.com, and Expedia Cruises.
B2B: The B2B segment is comprised of our Expedia Business Services organization which consists of Expedia Partner Solutions, which operates private label and co-branded programs to make travel services available to leisure travelers though third-party company branded websites. Expedia Group results include Egencia through its sale on November 1, 2021.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Corporate: Includes unallocated corporate expenses as well as Bodybuilding.com subsequent to our acquisition in July 2019 through its sale in May 2020.
Lodging Metrics: Reported on a stayed and booked basis. Lodging consists of both merchant and agency model hotel and alternative accommodations.
Room Nights Stayed: Room nights stayed represent stayed hotel room nights and include property nights for our Retail reportable segment and stayed hotel room nights for our B2B reportable segment. Stayed hotel room nights include both merchant and agency hotel stays. Property nights, which are related to our alternative accommodation business, are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Room Nights Booked: Room nights booked represent booked hotel room nights and include property nights for our Retail reportable segment and booked hotel room nights for our B2B reportable segment. Booked hotel room nights include both merchant and agency hotel stays. Property nights are related to our alternative accommodation business.
Air Metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:

(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including
(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax:
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments;
(5) certain other items, including restructuring charges;
(6) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
Adjusted Net Income (Loss) includes preferred share dividends. We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which, when applicable, include dilution from our convertible debt instruments per the treasury stock method for Adjusted EPS. The treasury stock method assumes we would elect to settle the principal amount of the debt for cash and the conversion premium for shares. If the conversion prices for such instruments exceed our average stock price for the period, the instruments generally would have no impact to adjusted weighted average shares outstanding. This differs from the GAAP method for dilution from our convertible debt instruments, which include them on an if-converted method. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia Group excludes stock-based compensation from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation. Therefore, it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation by line item.

Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

In addition, we evaluate certain operating and financial measures, including revenue growth, on both an as-reported and excluding the impact of foreign exchange, FX neutral, basis. FX neutral results are among the primary metrics by which management evaluates the performance of the business and management believes that investors should have access to the same set of tools that management uses to analyze our results. We estimate FX neutral revenue growth by (i) excluding the FX impacts resulting from the time period between a transaction's booking date and revenue recognition date for both the current and prior year periods, and (ii) converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period exchange rates rather than the current-year period exchange rates.
Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment(1)

	Three months ended June 30, 2022
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$470	$139	$30	$(294)	$345
Realized gain (loss) on revenue hedges	(15)	(3)	—	—	(18)
Legal reserves, occupancy tax and other	—	—	—	2	2
Stock-based compensation	—	—	—	93	93
Amortization of intangible assets	—	—	—	21	21
Depreciation	127	20	3	26	176
Impairment of intangible assets	—	—	—	29	29
Adjusted EBITDA(1)	$582	$156	$33	$(123)	$648

	Three months ended June 30, 2021
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$180	$(30)	$3	$(285)	$(132)
Realized gain (loss) on revenue hedges	3	—	—	—	3
Restructuring and related reorganization charges	—	—	—	13	13
Legal reserves, occupancy tax and other	—	—	—	(8)	(8)
Stock-based compensation	—	—	—	120	120
Amortization of intangible assets	—	—	—	26	26
Depreciation	133	26	2	18	179
Adjusted EBITDA(1)	$316	$(4)	$5	$(116)	$201
(1) Adjusted EBITDA for our Retail and B2B segments includes allocations of certain expenses, primarily cost of revenue and facilities, the total costs of our global travel supply organizations, the majority of platform and marketplace technology costs, and the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant lodging revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, certain information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(In millions)
Net loss attributable to Expedia Group, Inc.	$(185)	$(172)	$(307)	$(750)
Net loss attributable to non-controlling interests	—	(5)	(1)	(8)
Provision for income taxes	58	(47)	(27)	(216)
Total other expense, net	472	92	545	473
Operating income (loss)	345	(132)	210	(501)
Gain (loss) on revenue hedges related to revenue recognized	(18)	3	(18)	(6)
Restructuring and related reorganization charges	—	13	—	42
Legal reserves, occupancy tax and other	2	(8)	23	(9)
Stock-based compensation	93	120	183	203
Depreciation and amortization	197	205	394	414
Impairment of intangible assets	29	—	29	—
Adjusted EBITDA	$648	$201	$821	$143

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(In millions, except share and per share data)
Net loss attributable to Expedia Group, Inc.	$(185)	$(172)	$(307)	$(750)
Less: Net loss attributable to non-controlling interests	—	5	1	8
Less: Provision for income taxes	(58)	47	27	216
Loss before income taxes	(127)	(224)	(335)	(974)
Amortization of intangible assets	21	26	43	53
Stock-based compensation	93	120	183	203
Legal reserves, occupancy tax and other	2	(8)	23	(9)
Restructuring and related reorganization charges	—	13	—	42
Impairment of intangible assets	29	—	29	—
Unrealized (gain) loss on revenue hedges	(13)	—	(6)	(2)
(Gain) loss on minority equity investments, net	373	4	352	(4)
Loss on debt extinguishment	24	—	24	280
Gain on sale of business, net	—	(1)	(2)	(1)
Adjusted income (loss) before income taxes	402	(70)	311	(412)

GAAP Provision for income taxes	(58)	47	27	216
Provision for income taxes for adjustments	(25)	(127)	(86)	(222)
Total Adjusted provision for income taxes	(83)	(80)	(59)	(6)
Total Adjusted income tax rate	20.8%	(113.6)%	19.2%	(1.5)%

Non-controlling interests	(9)	3	(16)	5
Preferred stock dividend	—	(22)	—	(50)
Adjusted net income (loss) attributable to Expedia Group, Inc.	$310	$(169)	$236	$(463)

GAAP diluted weighted average shares outstanding (000's)	157,290	149,093	156,831	147,148
Adjustment to dilutive securities (000's)	1,227	—	2,071	—
Adjusted weighted average shares outstanding (000's)	158,517	149,093	158,902	147,148

GAAP diluted loss per share	$(1.17)	$(2.02)	$(1.96)	$(6.16)
Adjusted earnings (loss) per share attributable to Expedia Group, Inc.	$1.96	$(1.13)	$1.49	$(3.15)

Ex-trivago Adjusted Net Income (Loss) and Adjusted EPS
Adjusted net income (loss) attributable to Expedia Group, Inc.	$310	$(169)	$236	$(463)
Less: Adjusted net income attributable to trivago	15	9	29	7
Adjusted net income (loss) excluding trivago	$295	$(178)	$207	$(470)

Adjusted earnings (loss) per share attributable to Expedia Group, Inc.	$1.96	$(1.13)	$1.49	$(3.15)
Less: Adjusted earnings per share attributable to trivago	0.10	0.06	0.18	0.05
Adjusted earnings (loss) per share excluding trivago	$1.86	$(1.19)	$1.30	$(3.19)

Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(In millions)
Net cash provided by operating activities	$1,628	$2,514	$4,619	$4,684
Headquarters capital expenditures	—	(10)	—	(23)
Non-headquarters capital expenditures	(159)	(173)	(315)	(328)
Less: Total capital expenditures	(159)	(183)	(315)	(351)
Free cash flow	$1,469	$2,331	$4,304	$4,333

Adjusted Expenses (Cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(In millions)
Cost of revenue	$419	$374	$790	$685
Less: stock-based compensation	3	6	6	11
Adjusted cost of revenue	$416	$368	$784	$674
Less: trivago cost of revenue(1)	4	4	8	7
Adjusted cost of revenue excluding trivago	$412	$364	$776	$667

Selling and marketing expense	$1,716	$1,199	$3,055	$1,863
Less: stock-based compensation	17	32	32	49
Adjusted selling and marketing expense	$1,699	$1,167	$3,023	$1,814
Less: trivago selling and marketing expense(1)(2)	53	60	80	78
Adjusted selling and marketing expense excluding trivago	$1,646	$1,107	$2,943	$1,736

Technology and content expense	$284	$276	$554	$523
Less: stock-based compensation	27	32	54	59
Adjusted technology and content expense	$257	$244	$500	$464
Less: trivago technology and content expense(1)	12	13	25	25
Adjusted technology and content expense excluding trivago	$245	$231	$475	$439

General and administrative expense	$189	$184	$375	$340
Less: stock-based compensation	46	50	91	84
Adjusted general and administrative expense	$143	$134	$284	$256
Less: trivago general and administrative expense(1)	8	8	16	15
Adjusted general and administrative expense excluding trivago	$135	$126	$268	$241
Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Retail spend on trivago eliminated in consolidation.

Conference Call
Expedia Group, Inc. will webcast a conference call to discuss second quarter 2022 financial results and certain forward-looking information on Thursday, August 4, 2022 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group, Inc.’s business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q, which are available on our investor relations website at ir.expediagroup.com and on the SEC website at www.sec.gov. All information provided in this release is as of August 4, 2022. Undue reliance should not be placed on forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
About Expedia Group
Expedia Group, Inc. (NASDAQ: EXPE) companies power travel for everyone, everywhere through our global platform. Driven by the core belief that travel is a force for good, we help people experience the world in new ways and build lasting connections. We provide industry-leading technology solutions to fuel partner growth and success, while facilitating memorable experiences for travelers. Our organization is made up of four pillars: Expedia Services, focused on the group’s platform and technical strategy; Expedia Marketplace, centered on product and technology offerings across the organization; Expedia Brands, housing all our consumer brands; and Expedia for Business, consisting of business-to-business solutions and relationships throughout the travel ecosystem. The Expedia Group family of brands includes: Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, trivago®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, CarRentals.com™, and Expedia Cruises™.

© 2022 Expedia, Inc., an Expedia Group company. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

Contacts
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ir@expediagroup.com                    press@expediagroup.com